Exhibit 99.2

PRESS RELEASE

Contact: Scott Reynolds, 954-779-3600

FOR IMMEDIATE RELEASE – March 30, 2009

Scorpion Performance & Crane Cams Meet To Finalize Sale

Fort Lauderdale, FL - Scorpion Performance, Inc., a manufacturer of precision parts for high performance engines, today announced that the purchase of Crane Cams is nearly complete. Crane Cams executives will arrive at Scorpion’s Fort Lauderdale headquarters this week to finalize the details of the sale.

A similar meeting in Fort Lauderdale last week with Crane’s senior leadership proved very productive. Crane Cams, which is one of the best-known brands in the high performance automotive parts industry, closed its doors in February after being in business for 56 years.

Scorpion Performance is already preparing to get the Crane factory back in operation as quickly as possible. On March 26th, Scorpion held a huge Job Fair in the Crane Cams parking lot for almost all 280 former Crane employees. The attendees were treated to free food, drinks, catalogs, T-shirts and hats. After the Job Fair concluded, Scorpion Performance executives took a very thorough tour of the Crane Cams factory to assess the company’s machinery, inventory and other physical assets. This was Scorpion’s second such tour.

According to Scott Reynolds, Scorpion’s Vice President of Marketing, “Scorpion Performance intends to get Crane Cams profitable again through the use of good management, marketing and manufacturing techniques. Over time, we’ll increase production three-fold or more through robotic automation, which will give us the ability to greatly increase sales. New customers are already calling us.”

Camshafts are a logical extension of Scorpion’s line of valve train parts, which includes rocker arms, lifters, pushrods, valves and valve springs. Scorpion Performance manufacturers millions of high performance engine parts that are marketed and distributed through its new retail division, Scorpion Racing Products (SRP).